UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2016

Diego Pellicer Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-189731	33-1223037
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3435 Ocean Park Blvd., #107-610, Santa Monica, CA 90405

Registrant’s telephone number, including area code: (516) 900-3799

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(a) Resignation of Chief Financial Officer

On January 29, 2016, the Board of Directors (the “Board”) of Diego Pellicer Worldwide, Inc. (the “Company”) accepted the resignation of David R. Wells as Chief Financial Officer of the Company. Mr. Wells’ resignation is not a result of any disagreement with the Company or its executive officers, or any matter relating to the Company’s operations, policies or practices.

(c) Appointment of Chief Financial Officer

On January 29, 2016, the Board appointed Christopher Strachan, 51, as the Company’s new Chief Financial Officer. Mr. Strachan is an accomplished CFO, CEO, and manager with 30 years in corporate operations, marketing, securities, finance and 20 years of executive management experience. He has worked largely with developing and startup corporations, where he has honed his skills. For the past five years, Mr. Strachan has served as the President of Helisports LLC, a business development consulting company. In addition, he served as the CEO of Rhodes Architectural Stone from 2011 to 2012, the Director of Marketing and Sales of Glasair Aviation from 2012 to 2014 and the Director of Flight Operations and R&D at RotorWay Helicopters from 2009 to 2011.

The selection of Mr. Strachan to serve as Chief Financial Officer was not pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Mr. Strachan and any director or other executive officer of the Company and there are no related persons transactions between the Company and Mr. Strachan reportable under Item 404(a) of Regulation S-K.

The Company expects to enter into a new employment arrangement with Mr. Strachan and will disclose the material terms of this arrangement in a subsequent filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Diego Pellicer Worldwide, Inc.

Date: February 2, 2016	By:	/s/ Ron Throgmartin
Ron Throgmartin
Chief Executive Officer